Exhibit 99

FOR IMMEDIATE RELEASE

July 23, 2014

THE EASTERN COMPANY REPORTS RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS OF 2014

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the second quarter and six months of 2014.  Sales for the quarter were $34.8 million, compared to $39.2 million for the same period in 2013, an 11% decrease, while net income was $1.7 million or $0.27 per diluted share, compared to the $2.2 million or $0.35 per diluted share, reported in the second quarter of 2013, a 22% decrease.

Net sales for the six months of 2014 were $70.6 million compared to $73.9 million for the first six months of 2013, a 5% decrease. For the six month period ended June 28, 2014 net income was $3.2 million or $0.51 per diluted share, compared to $3.2 million or $0.51 per diluted share for the same period in 2013.

Leonard F. Leganza, Chairman, President and CEO, stated, “For the first six months of 2014, our sales levels decreased 5% compared to the 2013 period.  The Industrial Hardware segment was negatively impacted because of lower sales of lightweight composite panels used in an electronic white board product and composite panels used in the fracking industry.  The decrease in panel sales used in construction of a fracking tank was the unexpected result of the customer exiting the fracking business.  The Metal Products segment was affected by lower sales of mining products in both the U.S. and Canadian mining markets.  We currently view that as a temporary situation where customers are adjusting inventories. For the six month period, sales did increase in the Security Products segment, which benefited from increased sales to the commercial laundry industry.”

Mr. Leganza continued, “During the second quarter of 2014, sales levels in all of our business segments were lower than 2013 levels as well as compared to our operating plans.  The general softness in the economy and its effect on the many original equipment manufacturers which we supply were not what we expected.  We will as always continue to emphasize the development of new products to offset some of the current softness in our markets and we will continue to vigorously pursue acquisitions that fit into our strategic growth plans.  We will also continue our ongoing efforts toward improving the Company’s profitability and cash flow.”

Mr. Leganza added, “The Company is currently in the process of establishing a lightweight composite panel facility in North Carolina to supply a new line of Class 8 trucks that is scheduled to be produced in the near future.  The Company also plans to use this location to expand our marketing and sales of panels throughout the eastern United States.”

Mr. Leganza concluded, “In line with our on-going goal of enhancing shareholder value and reflecting the confidence we have in our current business plans, the Board of Director’s today voted to pay a one-time extra dividend of four cents ($0.04) along with the regular quarterly dividend of eleven cents ($0.11) in the third quarter of 2014, payable on September 15, 2014.  This dividend will represent the Company’s 296th consecutive quarterly dividend, a 74-year track record we are very proud of!”

The Eastern Company is a 156-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from eleven locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net Sales	$ 34,779,773	$ 39,247,980	$70,628,899	$73,940,154

Net Income	$ 1,693,503	$ 2,174,294	$ 3,196,388	$ 3,179,542

Net Income Per Share:
Basic	$ 0.27	$ 0.35	$ 0.51	$ 0.51
Diluted	$ 0.27	$ 0.35	$ 0.51	$ 0.51

Weighted average
shares outstandings:
Basic	6,222,676	6,220,569	6,222,444	6,220,171
Diluted	6,239,866	6,238,025	6,239,507	6,237,433